Exhibit 107

Calculation of Filing Fee Table

424(b)(7)

(Form Type)

Las Vegas Sands Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)

Fees to be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(o)	46,264,168	$44.00	$2,035,623,392	$147.60 per $1,000,000	$300,458.02

Fees Previously Paid	—	—	—	—	—	—	—	—

	Total Offering Amounts					$2,035,623,392		$300,458.02

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$300,458.02

(1)	The proposed maximum offering price has been calculated based on 46,264,168 shares multiplied by $44.00, the public offering price.